INDEPENDENT AUDITORS' CONSENT

To Fundamental Investors, Inc.:

We consent to (a) the use in this Post-Effective Amendment No. 90 to Registration Statement No. 2-10760 on Form N-1A of our report dated February 5, 2004 appearing in the Financial Statements which are included in Part B, the Statements of Additional Information of such Registration Statement, (b) the references to us under the heading "General Information" in such Statements of Additional Information and (c) the reference to us under the heading "Financial Highlights" in the Prospectuses, which is a part of such Registration Statement.



DELOITTE & TOUCHE LLP
Los Angeles, Californi
February 25, 2004